Exhibit (a)(5)

News Release

Miller Corporate Center

Media Relations: Dan Hilley (213) 630-6550 communications@averydennison.com	For Immediate Release

Investor Relations:
Eric M. Leeds (626) 304-2029 investorcom@averydennison.com
AVERY DENNISON ANNOUNCES INTENT TO UNDERTAKE
HIMEDS EXCHANGE OFFER IN 1ST QUARTER
     PASADENA, Calif. — January 27, 2009 — Avery Dennison Corporation (NYSE:AVY) today announced that, in the first quarter of 2009, it intends to offer to exchange its 7.875% HiMEDS Units in the form of Corporate HiMEDS Units, $440 million aggregated stated amount, for shares of Avery Dennison common stock and other consideration. The Company expects the reduction in interest expense attributable to HiMEDS Units tendered in the exchange to partially offset the anticipated dilution in earnings per share related to the issuance of common stock in the exchange. Although the HiMEDS Units do not require mandatory settlement until November, 2010, the Company believes that taking the dilution now is appropriate, given the benefits from having lower leverage in today’s environment. Because participation in the exchange offer is entirely voluntary, the Company cannot estimate the extent to which holders of HiMEDS Units will participate in the offer, and as a result the number of shares that will be issued.
     Details of the offer will be provided in an offer to exchange and related documents filed with the Securities and Exchange Commission as exhibits to Schedule TO, which holders of HiMEDS Units are advised to read when made
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available because they contain important information. Holders of HiMEDS Units may obtain documents Avery Dennison files with the Securities and Exchange Commission, including the Schedule TO and documents filed as exhibits thereto, free from the Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System, which may be accessed at www.sec.gov, and the investor relations section of Avery Dennison’s website, which may be accessed at www.investors.averydennison.com. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any HiMEDS Units or shares of Avery Dennison common stock.
     Avery Dennison is a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. The Company’s products include pressure-sensitive labeling materials; graphics imaging media; retail apparel ticketing and branding systems; RFID inlays and tags; office products; specialty tapes; and a variety of specialized labels for automotive, industrial and durable goods applications. A FORTUNE 500 Company with sales of $6.7 billion in 2008, Avery Dennison is based in Pasadena, California and employs more than 36,000 employees in over 60 countries. For more information, visit www.averydennison.com.
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Forward-Looking Statements:
Certain statements contained in this document are “forward-looking statements.” Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties.
Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to risks and uncertainties relating to investment in development activities and new production facilities; fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; ability of the Company to generate sustained productivity improvement; successful integration of acquisitions; successful implementation of new manufacturing technologies and installation of manufacturing equipment; the financial condition and inventory strategies of customers; customer and supplier concentrations; changes in customer order patterns; loss of significant contract(s) or customer(s); timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; impact of competitive products and pricing; selling prices; business mix shift; volatility of capital and credit markets; credit risks; ability of the Company to obtain adequate financing arrangements and to maintain access to capital; fluctuations in interest rates; fluctuations in pension, insurance and employee benefit costs;

impact of legal proceedings, including a previous government investigation into industry competitive practices, and any related proceedings or lawsuits pertaining thereto or to the subject matter thereof related to the concluded investigation by the U.S. Department of Justice (“DOJ”) (including purported class actions seeking treble damages for alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act; changes in governmental regulations; changes in political conditions; fluctuations in foreign currency exchange rates and other risks associated with foreign operations; worldwide and local economic conditions; impact of epidemiological events on the economy and the Company’s customers and suppliers; acts of war, terrorism, natural disasters; and other factors. The Company believes that the most significant risk factors that could affect its financial performance in the near-term include (1) the impact of economic conditions on underlying demand for the Company’s products; (2) the impact of competitors’ actions, including pricing, expansion in key markets, and product offerings; (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume; (4) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; and (5) the ability of the Company to achieve and sustain targeted cost reductions.
For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Form 10-K, filed on February 27, 2008, and the Company’s Form 10-Q filed on November 6, 2008, with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.
For more information and to listen to a live broadcast or an audio replay of the
Fourth Quarter conference call with analysts visit the Avery Dennison Web site at www.investors.averydennison.com